Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 77% REDUCTION IN NET LOSS; LAUNCHES
$380 MILLION PUBLIC EQUITY OFFERING
TROY, Mich. (October 27, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank FSB (the “Bank”), today reported a 77% narrowing in net loss in the third quarter 2010 as compared to the loss in second quarter 2010. In addition, the Company launched a $380 million public equity offering.
Key Items for Third Quarter:
•	Net loss of $(22.6) million improved by 77% from prior quarter

•	Incurred an $11.9 million expense related to prepayment of FHLB advance and restructured 7 other tranches of advances, which will positively impact net interest margin

•	Gain on loan sale income of $103.2 million (margin of 135 bps), increased by 61% from prior quarter

•	Residential mortgage originations of $7.6 billion, increased by 40% from prior quarter

•	Mortgage rate lock commitments of $11.0 billion, increased by 32% from prior quarter

•	Bank net interest margin of 1.55%, increased from prior quarter level of 1.53%

•	Loan fees of $24.4 million, increased by 20% from prior quarter

•	Net servicing revenue of $23.2 million, increased by 55% from prior quarter

•	Provision for loan losses decreased by 40% from prior quarter to $(51.4) million

•	Asset resolution expense decreased by 25% from the prior quarter to $(34.2) million

•	Non-performing loans of $911 million, decreased by 10% from prior quarter
“We are pleased with the significant improvement this quarter, which reflects growth in top line revenue, combined with decreasing credit costs and a continued improvement in asset quality,” said Joseph P. Campanelli, Chairman and Chief Executive Officer. “In the face of a sluggish economy and compressed margins, we were able to increase our pre-tax, pre-credit cost income by 53% from the prior quarter. The third quarter includes an $11.9 million expense related to the prepayment of a $250 million FHLB advance. Excluding prepayment expense, net loss in the third quarter would have been $(10.7) million, as compared to $(88.0) million in the second quarter.”

Campanelli further stated, “The improvement in the quarter was driven by a number of positives in our core business. Compared to the prior quarter, residential mortgage originations increased by 39% and gain on loan sale income increased by 60%, while credit related expenses decreased by 30% and non-performing loans decreased by 10%. We were also able to keep expenses flat and maintain historically high capital ratios.”
“In addition”, Campanelli said, “We took a big step forward in our transformation toward becoming a full-service super community bank, announcing the launch of our new small business banking line of products and services. We are excited that we can now offer a robust set of banking and credit products to the nearly half a million small businesses near our branches. The commencement of our public equity offering and potential accelerated disposition of impaired assets is just another step in our turnaround.”
For third quarter 2010, the Company had a net loss applicable to common stockholders of $(22.6) million, as compared to a net loss of $(97.0) million for the second quarter 2010. On a per share basis, third quarter 2010 had a loss of $(0.15) per share (diluted) based on average shares outstanding of 153,405,000, a decline from the second quarter 2010 loss of $(0.63) per share (diluted) based on average shares outstanding of 153,298,000. For the third quarter 2009, the Company reported a net loss applicable to common shareholders of $(298.2) million, which was a loss of $(6.36) per share (diluted) based on average share outstanding of 46,853,000.
On a year-to-date basis, the Company reduced its net loss by 54% during the nine months ended September 30, 2010 as compared to the same period for 2009. For the nine months ended September 30, 2010, the net loss applicable to common stockholders totaled $(201.5) million, or $(1.57) per share (diluted) based on average shares outstanding of 128,411,000, as compared to a net loss of $(442.2) million, or $(16.58) per share (diluted) based on average shares outstanding of 26,678,000 during the same period 2009.
Results from the quarter included the following:
Asset Quality
Non-performing assets decreased to $1.1 billion at September 30, 2010, from $1.2 billion at both June 30, 2010 and September 30, 2009. This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and net repurchased assets and excludes repurchased assets that are insured by the Federal Housing Agency (FHA). The decline in non-performing assets reflects a reduction in the amount of non-performing loans.
The allowance for loan losses at September 30, 2010 decreased to $474.0 million and equaled 6.48% of loans held for investment and 52.0% of non-performing loans. The allowance for loan losses at June 30, 2010 was $530.0 million and equaled 7.20% of loans held for investment and 52.3% of non-performing loans. At December 31, 2009, the allowance for loan loss was $524.0 million and equaled 6.79% of loans held for investment and 48.9% of non-performing loans. The decline in the allowance resulted from the decline in the balance of delinquent loans in both residential first mortgage and commercial real estate loans during the third quarter of 2010.
Non-performing commercial real estate mortgages decreased to $238.6 million at September 30, 2010 as compared to $324.9 million at June 30, 2010. Non-performing residential first mortgage loans decreased 1.7%, to $651.9 million at September 30, 2010, as compared to $663.5 million at June 30, 2010. The decrease reflected reductions of $1.1 million in the 90-120 day category and $10.5 million in the over 120 – day and in the matured delinquent loans categories. The Company has received, and is currently evaluating, a firm offer on $473 million of its non-insured non-performing residential first mortgage loans, at a price of 44% of book value before reserves.
The Company maintains a secondary marketing reserve on its balance sheet, which reflects the estimate of losses that it expects to incur on loans that it sold or securitized into the secondary market. At September 30, 2010, the secondary marketing reserve was $77.5 million, as compared to $76.0 million at June 30, 2010 and $66.0 million at December 31, 2009. For the third quarter 2010, the Company incurred a secondary marketing reserve provision expense of $13.0 million, as compared to $11.4 million in the second quarter 2010.

Capital
Flagstar Bank remained “well-capitalized” for regulatory purposes at September 30, 2010, with regulatory capital ratios of 9.12% for Tier 1 capital and 16.87% for total risk-based capital.
Mortgage Banking Operations
Gain on loan sales increased to $103.2 million in the third quarter 2010 as compared to $64.3 million for the second quarter 2010 and $104.4 million for the third quarter 2009. This reflects the increase in volume, through the increase in both interest rate lock commitments and loan production, and the increase in margin. Gain on loan sale margins increased to 1.35% for the third quarter 2010, as compared to 1.22% for the second quarter 2010 and 1.37% for the third quarter 2009.
Mortgage rate lock commitments increased to $11.0 billion during the third quarter 2010 as compared to $8.3 billion during the second quarter 2010 and $8.7 billion during the third quarter 2009. Loan production, substantially comprised of agency-eligible residential first mortgage loans, increased to $7.6 billion in the third quarter 2010, as compared to $5.5 billion in the second quarter 2010 and $6.6 billion in the third quarter 2009. For the nine months ended September 30, 2010, loan production was $17.4 billion, which is comprised of $9.9 billion originated in the correspondent channel, $6.0 billion originated in the broker channel and $1.4 billion originated in the retail channel.
At September 30, 2010, our loans serviced for others increased to $52.3 billion and had a weighted average servicing fee of 31.5 basis points. This was an increase from $50.4 billion at June 30, 2010 with a weighted average servicing fee of 32.4 basis points and a decrease from $56.5 billion at December 31, 2009 with a weighted average servicing fee of 32.1 basis points.
Net Interest Margin
Net interest margin for the Bank increased to 1.55% for the third quarter 2010 as compared to 1.53% for the second quarter 2010, and decreased slightly from 1.58% for the third quarter 2009. The increase from second quarter 2010 reflects a 9 bps decrease in earning asset yields with average interest earning assets declining $0.4 billion, which was partially offset by a 15 bps decline in funding costs, with average interest bearing liabilities decreasing only $0.3 billion. The decline in funding costs is due primarily to reduced costs of retail deposits and reduced borrowings and rates associated with Federal Home Loan Bank (FHLB) advances and the absence of any repurchase agreements for the third quarter 2010 as they were repaid during the second quarter 2010.
As part of the Bank’s focus on reducing its borrowing costs, it initiated a restructuring of several of its FHLB advances intended to better match its funding maturities with asset maturities, maintain an asset sensitive balance sheet structure and obtain the benefit of the current lower interest rate environment. To this end, the Bank prepaid a single advance otherwise due in 2011 and restructured seven other advances totaling $1.9 billion to extend maturities during which time the now-current interest rates would apply. As a result, the Bank reduced its annual advance cost on the $1.9 billion of restructured advances by 123bps.
Net Interest Income
•	Third quarter net interest income decreased to $41.1 million, as compared to, $42.4 million during the second quarter 2010 and $47.6 million during the third quarter 2009. The decrease reflects the decline in the average balances of interest-earning assets, including higher-yielding trading securities and loans held for investment, offset in part by the reduction in funding costs due to lower balances and average rates for FHLB advances.

•	Third quarter loan loss provisions declined by 40% from the second quarter, to $51.4 million, as compared to $86.0 million for the second quarter 2010 and $125.5 million for the third quarter 2009. The reduced provision expense during third quarter 2010 reflects the decline in 90-day and over delinquencies on first mortgage loans held for investment between June 30, 2010 and September 30, 2010. Delinquent first mortgage loans (90 days and over) held for investment declined to $651.9 million at September 30, 2010 from $663.5 million at June 30, 2010. The decline in the provision for third quarter 2010 also reflects the lower balance of non-performing commercial real estate loans, following charge-offs of $57.6 million, of such loans which were previously reserved for during prior quarters.
Non-interest Income
Non-interest income increased to $144.9 million for the third quarter 2010, as compared to $100.3 million for the second quarter 2010 and $66.2 million for the third quarter 2009. Non-interest income included the following components:
•	Gain on loan sales increased 61% to $103.2 million as compared to $64.3 million for the second quarter 2010, reflecting both the 33% increase in interest rate locks on mortgage loans, to $11.0 billion in the third quarter 2010 from $8.3 billion in the second quarter 2010, and the 43% increase in residential mortgage loan sales, to $7.6 billion as compared to $5.3 billion in the second quarter 2010. Margin on loan sales also increased during the third quarter 2010 to 1.35% from 1.22% during the second quarter 2010.

•	Loan fees, which arise from the origination of residential mortgage loans, increased 21% to $24.4 million for the third quarter 2010 as compared to $20.2 million for the second quarter 2010. The increase in loan fees reflected the 38% increase in originations to $7.6 billion during the third quarter 2010 as compared to $5.5 billion during the second quarter 2010.

•	Net servicing revenue, which is the combination of net loan administration income and the related hedging effect of gain (loss) on trading securities, increased 55% to $23.2 million during third quarter 2010 as compared to $15.0 million during second quarter 2010.

•	Other fees and charges were $(7.7) million, as compared to $(6.5) million for the second quarter 2010, principally as the result of a $1.6 million increase in secondary market reserve provisions accrued for expected losses on loans repurchased from the secondary market.
Non-interest Expense
Non-interest expense increased to $152.5 million for the third quarter 2010, as compared to $149.0 million for the second quarter 2010, and decreased from $166.9 million for the third quarter 2009.
•	Compensation and benefits expense increased $5.6 million and commissions expense increased $3.0 million, reflecting the overall build out of the organization, an increase in employees necessary to handle the increased loan production workload and an increase in incentive pay associated with the heightened underwriting activity.

•	Asset resolution expenses, which are expenses associated with foreclosed property and repurchased assets, decreased 25% to $34.2 million, as compared to $45.4 million in the second quarter of 2010. The decline was principally due to the reduced provisions for possible losses on foreclosed property, to gains recognized on sales of foreclosed properties, and to reduced provisions for possible losses associated with repurchased FHA-insured loans.

•	Loss on the early extinguishment of debt during the third quarter arose from the prepayment of a $250.0 million advance from the FHLB with a 4.825% interest rate and due in September 2011.

•	The re-valuation of our outstanding warrants at the end of third quarter 2010 resulted in income of $1.4 million, as compared to income of $3.5 million recognized at the end of second quarter of 2010. The change in value results from reduced expense anticipated in future years based upon the decline in the market price of the Company’s common stock since the end of second quarter 2010.
Assets
Total assets at September 30, 2010 were $13.8 billion, as compared to $13.7 billion at June 30, 2010 and $14.0 billion at December 31, 2009. The increase from June 30, 2010 reflected an increase in loans available for sale, partially offset by sales of trading securities and securities available for sale, and the continued run-off of the Bank’s held-for-investment portfolio.
Funding Sources
Flagstar Bank’s primary sources of funds are deposits obtained through its 162 community banking branches and the internet banking platform as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB, community banking operations, customer escrow accounts and security repurchase agreements. The Bank relies upon several of these sources at any one time to manage its daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs. Retail deposits were $5.4 billion at September 30, 2010, as compared to $5.2 billion at June 30, 2010 and $5.5 billion at December 31, 2009.
At September 30, 2010, the Bank had a collateralized $4.0 billion line of credit with the FHLB with $587.0 million of remaining capacity.
Community Banking Operations
Flagstar Bank had 162 community banking branches at both September 30, 2010 and June 30, 2010, and 176 branches at September 30, 2009.
Earnings Conference Call
The Company’s quarterly earnings conference call will be held on Wednesday, October 27, 2010 from 8 p.m. until 9 p.m. (Eastern), as previously announced.
Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 294-1212 toll free or (702) 696-4911 and use passcode: 15462873.
Flagstar Bancorp, with $13.8 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 27 home loan centers in 13 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.
Flagstar Bancorp, Inc. has filed a registration statement (including a prospectus) and will file a prospectus supplement with the Securities and Exchange Commission, or SEC, for the potential offerings to which this release relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplements when filed and any other documents relating to these offerings that Flagstar Bancorp, Inc. has filed or will file with the SEC for more complete information about Flagstar Bancorp, Inc. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the applicable prospectus if you request it by calling 1-866-803-9204.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	September 30,	June 30,	September 30,
Statements of Operations	2010	2010	2009
Interest income	$123,217	$130,022	$167,107
Interest expense	(82,103)	(87,617)	(119,513)

Net interest income	41,114	42,405	47,594
Provision for loan losses	(51,399)	(86,019)	(125,544)

Net interest (loss) income after provision	(10,285)	(43,614)	(77,950)
Non-interest income
Deposit fees and charges	7,585	8,798	8,438
Loan fees and charges	24,365	20,236	29,422
Loan administration	12,924	(54,665)	(30,293)
Net (loss) gain on trading securities	10,354	69,660	21,714
Loss on residuals and transferors’ interest	(4,665)	(4,312)	(50,689)
Net gain on loan sales	103,211	64,257	104,416
(Loss) gain on sales of mortgage servicing rights	(1,195)	(1,266)	(1,319)
Net (loss) gain on sale securities available for sale	—	4,523	—
Impairment — securities available for sale	—	(391)	(2,875)
Other fees (loss) income	(7,691)	(6,509)	(12,582)

Total non-interest income	144,888	100,331	66,232
Non-interest expenses
Compensation, benefits and commissions	(59,844)	(51,206)	(68,748)
Occupancy and equipment	(15,757)	(15,903)	(17,175)
Asset resolution	(34,233)	(45,439)	(26,811)
Federal insurance premiums	(8,522)	(10,640)	(7,666)
Warrant income (expense)	1,405	3,486	(3,556)
Loss on extinguishment of debt	(11,855)	(8,971)	—
Other taxes	(1,964)	(841)	(12,944)
General and administrative	(21,756)	(19,621)	(30,143)

Total non-interest expense	(152,526)	(149,135)	(167,043)
Capitalized direct cost of loan closing	27	102	137

Total non-interest expense after capitalized direct cost of loan closing	(152,499)	(149,033)	(166,906)

Loss before federal income tax and preferred stock dividend	(17,896)	(92,316)	(178,624)
Benefit for federal income taxes	—	—	(114,965)

Net loss	(17,896)	(92,316)	(293,589)
Preferred stock dividends	(4,690)	(4,690)	(4,623)

Net loss available to common stockholders	$(22,586)	$(97,006)	$(298,212)

Basic loss per share	$(0.15)	$(0.63)	$(6.36)

Diluted loss per share	$(0.15)	$(0.63)	$(6.36)

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	September 30,	June 30,	September 30,
Statements of Operations-continued	2010	2010	2009
Net interest spread — Consolidated	1.54%	1.47%	1.48%
Net interest margin — Consolidated	1.48%	1.45%	1.46%
Net interest spread — Bank only	1.55%	1.49%	1.53%
Net interest margin — Bank only	1.55%	1.53%	1.58%
Return on average assets	(0.64)%	(2.72)%	(7.60)%
Return on average equity	(8.35)%	(34.72)%	(130.64)%
Efficiency ratio	82.0%	104.4%	146.6%
Average interest earning assets	$11,158,181	$11,573,413	$13,160,528
Average interest paying liabilities	$11,383,551	$11,641,804	$13,217,383
Average stockholders’ equity	$1,082,499	$1,117,686	$913,059
Equity/assets ratio (average for the period)	7.71%	7.84%	5.82%
Ratio of charge-offs to average loans held for investment	5.90%	5.07%	3.48%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
Summary of Consolidated	September 30,	September 30,
Statements of Operations	2010	2009
Interest income	$379,445	$539,933
Interest expense	(258,242)	(375,593)

Net interest income	121,203	164,340
Provision for loan losses	(200,978)	(409,420)

Net interest (loss) income after provision	(79,775)	(245,080)
Non-interest income
Deposit fees and charges	24,796	23,655
Loan fees and charges	60,930	97,366
Loan administration	(15,590)	(20,240)
Net (loss) gain on trading securities	76,702	6,377
Loss on residuals and transferors’ interest	(11,660)	(66,625)
Net gain on loan sales	220,034	404,773
(Loss) gain on sales of mortgage servicing rights	(4,674)	(3,945)
Net gain on sale securities available for sale	6,689	—
Impairment — securities available for sale	(3,677)	(20,444)
Other (loss) income	(36,333)	(29,189)

Total non-interest income	317,217	391,728
Non-interest expenses
Compensation, benefits and commissions	(172,130)	(232,702)
Occupancy and equipment	(47,670)	(53,553)
Asset resolution	(96,245)	(69,660)
Federal insurance premiums	(29,209)	(28,514)
Warrant income (expense)	3,664	(27,561)
Loss on extinguishment of debt	(20,826)	—
Other taxes	(3,660)	(15,049)
General and administrative	(58,989)	(95,024)

Total non-interest expense	(425,065)	(522,063)
Capitalized direct cost of loan closing	190	671

Total non-interest expense after capitalized direct cost of loan closing	(424,875)	(521,392)

Loss before federal income tax and preferred stock dividend	(187,433)	(374,744)
Benefit for federal income taxes	—	(55,008)

Net loss	(187,433)	(429,752)
Preferred stock dividends	(14,059)	(12,464)

Net loss available to common stockholders	$(201,492)	$(442,216)

Basic loss per share	$(1.57)	$(16.58)

Diluted loss per share	$(1.57)	$(16.58)

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
Summary of Consolidated	September 30,	September 30,
Statements of Operations-continued	2010	2009
Net interest spread — Consolidated	1.47%	1.49%
Net interest margin — Consolidated	1.41%	1.56%
Net interest spread — Bank only	1.50%	1.53%
Net interest margin — Bank only	1.50%	1.65%
Return on average assets	(1.92)%	(3.65)%
Return on average equity	(26.85)%	(67.44)%
Efficiency ratio	96.9%	93.8%
Average interest earning assets	$11,364,524	$14,022,144
Average interest paying liabilities	$11,598,035	$13,778,405
Average stockholders’ equity	$1,000,644	$878,614
Equity/assets ratio (average for the period)	7.14%	5.43%
Ratio of charge-offs to average loans held for investment	4.53%	3.96%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	September 30,	June 30,	December 31,	September 30,
Statements of Financial Condition:	2010	2010	2009	2009
Total assets	$13,836,573	$13,693,830	$14,013,331	$14,820,815
Securities classified as trading	161,000	487,370	330,267	1,012,309
Securities classified as available for sale	503,568	544,474	605,621	817,424
Loans available for sale	1,943,096	1,849,718	1,970,104	2,070,878
Loans available for investment, net	6,838,226	6,835,817	7,190,308	7,605,497
Allowance for loan losses	(474,000)	(530,000)	(524,000)	(528,000)
Mortgage servicing rights	447,023	474,814	652,374	567,800
Deposits	8,561,943	8,254,046	8,778,469	8,533,968
FHLB advances	3,400,000	3,650,000	3,900,000	4,800,000
Repurchase agreements	—	—	108,000	108,000
Stockholders’ equity	1,060,729	1,076,361	596,724	667,597

Other Financial and Statistical Data:
Equity/assets ratio	7.67%	7.86%	4.26%	4.50%
Core capital ratio (bank only)	9.12%	9.24%	6.19%	6.39%
Total risk-based capital ratio (bank only)	16.87%	17.20%	11.68%	12.06%
Book value per common share	$5.30	$5.41	$7.53	$9.07
Shares outstanding at the period ended	153,513	153,338	46,877	46,853
Average shares outstanding for the period ended (000’s)	128,411	115,707	31,766	46,853
Average diluted shares outstanding for the period ended (000’s)	128,411	115,707	31,766	46,853
Loans serviced for others	$52,287,204	$50,385,208	$56,521,902	$53,159,885
Weighted average service fee (bps)	31.5	32.4	32.1	32.6
Value of mortgage servicing rights	0.85%	0.94%	1.15%	1.06%
Allowance for loan losses to non performing loans (bank only)	52.0%	52.3%	48.9%	50.0%
Allowance for loan losses to loans held for investment (bank only)	6.48%	7.20%	6.79%	6.49%
Non performing assets to total assets (bank only)	8.25%	9.06%	9.25%	8.44%
Number of bank branches	162	162	165	176
Number of loan origination centers	27	22	23	42
Number of employees (excluding loan officers & account executives)	2,922	2,885	3,075	3,220
Number of loan officers and account executives	285	296	336	436

Loans Held for Investment
(Dollars in thousands)
(unaudited)

Description	September 30, 2010		June 30, 2010		December 31, 2009		September 30, 2009

First mortgage loans	$4,479,814	61.3%	$4,614,822	62.7%	$4,990,994	64.7%	$5,304,950	65.2%
Second mortgage loans	185,062	2.5	196,702	2.7	221,626	2.9	236,239	2.9
Commercial real estate loans	1,341,009	18.4	1,439,324	19.5	1,600,271	20.7	1,677,106	20.6
Construction loans	9,956	0.1	13,003	0.2	16,642	0.2	22,906	0.3
Warehouse lending	913,494	12.5	702,455	9.5	448,567	5.8	425,861	5.2
Consumer loans	373,086	5.1	388,250	5.3	423,842	5.5	452,548	5.6
Non-real estate commercial	9,805	0.1	11,261	0.1	12,366	0.2	13,887	0.2

Total loans held for investment	$7,312,226	100.0%	$7,365,817	100.0%	$7,714,308	100%	$8,133,497	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	September		September
	30,	June 30,	30,
	2010	2010	2009

Beginning Balance	$(530,000)	$(538,000)	$(474,000)
Provision for losses	(51,399)	(86,019)	(125,544)
Charge offs, net of recoveries
First mortgage loans	38,184	45,012	36,772
Second mortgage loans	6,130	8,009	7,222
Commercial R/E loans	57,631	31,488	15,724
Construction loans	417	56	951
Warehouse	(240)	1,225	—
Consumer
HELOC	4,364	7,015	9,711
Other consumer loans	357	735	638
Other	556	479	526

Charge-offs, net of recoveries	107,399	94,019	71,544

Ending Balance	$(474,000)	$(530,000)	$(528,000)

Allowance for Loan Losses
(Dollars in thousands)
(unaudited)

	For the Nine Months Ended
	September 30,	September 30,
	2010	2009
Beginning Balance	$(524,000)	$(376,000)
Provision for losses	(200,978)	(409,420)
Charge offs, net of recoveries
First mortgage loans	112,217	92,658
Second mortgage loans	20,568	30,660
Commercial R/E loans	97,227	102,651
Construction loans	493	2,453
Warehouse	1,456	496
Consumer
HELOC	15,902	24,826
Other consumer loans	1,424	2,397
Other	1,691	1,279

Charge-offs, net of recoveries	250,978	257,420

Ending Balance	$(474,000)	$(528,000)

Composition of Allowance for Loan Losses
As of September 30, 2010
(In thousands)
(unaudited)

	General	Specific
Description	Reserves	Reserves	Total

First mortgage loans	$240,672	$29,012	$269,684
Second mortgage loans	30,433	565	30,998
Commercial real estate loans	43,048	80,932	123,980
Construction loans	1,965	31	1,996
Warehouse lending	4,457	1,424	5,881
Consumer loans	29,093	194	29,287
Non-real estate commercial	1,218	1,250	2,468
Other and unallocated	9,706	—	9,706

Total allowance for loan losses	$360,592	$113,408	$474,000

Composition of Residential HFI Portfolio
As of September 30, 2010
(In thousands)
(unaudited)

	Portfolio
	Balance[1]	Reserves[1]

Non-performing	$559,633	$160,095
Performing TDRs	416,847	32,306
Not delinquent within last 36 months	2,244,582	29,750
Performing with mortgage insurance	378,037	5,195
Non-performing with mortgage insurance	100,052	11,656
Other current	837,153	58,060
30 day and 60 day delinquent	128,367	3,620

Total	$4,664,876	$300,682

1)	Includes first mortgage and second mortgage loans
Composition of Commercial RE HFI Portfolio
As of September 30, 2010
(In thousands)
(unaudited)

	Portfolio
	Balance	Reserves

Performing — not impaired	$893,062	$33,285
Special mention — not impaired	126,021	7,325
Impaired	83,352	16,547
Non-performing	238,565	66,823

Total	$1,341,009	$123,980

Loan Originations
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	September 30,		June 30,		September 30,
Loan type	2010		2010		2009

Residential mortgage loans	$7,613,502	99.8%	$5,452,304	99.9%	$6,641,674	99.9%
Consumer loans	486	—	940	—	1,477	—
Commercial loans	12,715	0.2	5,995	0.1	4,335	0.1

Total loan production	$7,626,703	100.0%	$5,459,239	100.0%	$6,647,486	100.0%

Loan Originations
(Dollars in thousands)
(unaudited)

	For the Nine Months Ended
	September 30,		September 30,
Loan type	2010		2009

Residential mortgage loans	$17,396,195	99.9%	$25,428,388	99.9%
Consumer loans	2,046	—	4,866	—
Commercial loans	24,912	0.1	29,935	0.1

Total loan production	$17,423,153	100.0%	$25,463,189	100.0%

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September 30,		June 30,		September 30,
	2010		2010		2009
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps

Valuation gain (loss):
Value of interest rate locks	$4,380	6	$33,075	63	$11,405	15
Value of forward sales	31,649	42	(58,475)	(111)	(36,537)	(48)
Fair value of loans AFS	140,993	185	103,643	197	151,911	200
LOCOM adjustments on loans HFI	171	—	(45)	—	155	—

Total valuation gains	177,193	233	78,198	149	126,934	167

Sales gains (losses):
Marketing gains	17,141	22	29,473	55	4,372	6
Pair off losses	(77,404)	(102)	(33,309)	(63)	(15,776)	(22)
Sales adjustments	(4,404)	(6)	(3,319)	(6)	(4,108)	(5)
Provision for secondary marketing reserve	(9,315)	(12)	(6,786)	(13)	(7,006)	(9)

Total sales (losses) gains	(73,982)	(98)	(13,941)	27	(22,518)	(30)

Net gain on loan sales and securitizations	$103,211	135	$64,257	122	$104,416	137

Total loan sales and securitizations	$7,619,097		$5,259,830		$7,606,304

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,		September 30,
	2010		2009
Description	(000’s)	bps	(000’s)	bps

Valuation gain (loss):
Value of interest rate locks	$40,479	23	$(38,008)	(15)
Value of forward sales	(46,881)	(27)	28,182	11
Fair value of loans AFS	303,713	170	424,542	168
LOCOM adjustments on loans HFI	38	—	(274)	164

Total valuation gains	297,349	166	414,442	164

Sales gains:
Marketing gains	175,447	98	102,885	41
Pair off (losses) gains	(120,776)	(67)	(5,573)	(2)
Sales adjustments	(108,741)	(61)	(89,043)	(35)
Provision for secondary marketing reserve	(23,244)	(13)	(17,938)	(7)

Total sales (losses) gains	(77,314)	(43)	(9,669)	(3)

Net gain on loan sales and securitizations	$220,034	123	$404,773	161

Total loan sales and securitizations	$17,893,675		$25,183,401

Asset Quality
(Dollars in thousands)
(Unaudited)

	September 30, 2010		June 30, 2010		December 31, 2009		September 30, 2009
		% of		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total	Balance	Total

30	$112,741	1.5%	$112,697	1.5%	$143.500	1.9%	$118,598	1.5%
60	73,740	1.0	83,044	1.1	87,625	1.1	100,078	1.2
90 + and matured delinquent	911,372	12.5	1,013,828	13.8	1,071,636	13.9	1,055,358	13
	—
Total	$1,097,853	15.0%	$1,209,569	16.4%	$1,302,761	16.9%	$1,274,034	15.7%

Loans held for investment	$7,312,226		$7,365,817		$7,714,308		$8,133,497
Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009

Non-performing loans	$911,372	$1,013,828	$1,071,636	$1,055,358
Real estate owned	198,585	198,230	176,967	164,898
Net repurchased assets/non-performing assets	31,165	27,985	45,698	26,601

Non-performing assets	$1,141,122	$1,240,043	$1,294,301	$1,246,857

Non-performing loans as a percentage of loans held for investment	12.46%	13.76%	13.89%	12.98%
Non-performing assets as a percentage of total assets	8.25%	9.06%	9.25%	8.44%

Average Balances, Yields and Rates
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
		Annualized		Annualized		Annualized
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate

Interest-Earning Assets:
Loans available for sale	$2,166,072	4.63%	$1,675,502	5.00%	$2,369,451	5.30%
Loans held for investment:
Mortgage Loans	4,734,031	4.52	4,920,436	4.64	5,685,821	5.11
Commercial Loans	2,163,004	4.96	2,101,113	4.72	2,050,911	5.07
Consumer Loans	381,725	6.09	398,737	5.95	488,064	5.41

Loans held for investment	7,278,760	4.74	7,420,286	4.73	8,224,796	5.12
Securities classified as available for sale or trading trading	863,201	5.08	1,653,662	5.02	2,315,354	5.11
Interest-bearing deposits	848,854	0.24	820,379	0.23	210,874	0.97
Other	1,294	0.27	3,584	0.14	40,053	0.03

Total interest-earning assets	11,158,181	4.40	11,573,413	4.49	13,160,528	5.07
Other assets	2,874,163		2,691,344		2,524,962

Total assets	$14,032,344		$14,264,757		$15,685,490

Interest-Bearing Liabilities:
Demand deposits	$378,193	0.48%	$388,402	0.57%	$311,459	0.43%
Savings deposits	744,889	0.97	691,170	0.90	605,961	1.22
Money market deposits	542,350	0.96	562,442	0.96	730,749	1.58
Certificates of deposits	3,401,739	2.77	3,313,711	2.94	4,082,535	3.59

Total retail deposits	5,067,171	2.14	4,955,725	2.24	5,730,704	2.91
Demand deposits	214,866	0.26	392,054	0.48	155,869	0.50
Savings deposits	171,880	0.74	68,722	0.59	92,476	0.62
Certificates of deposits	440,540	0.94	245,702	0.81	253,485	1.17

Total government deposits	827,286	0.72	706,478	0.60	501,830	0.86
Wholesale deposits	1,427,463	3.18	1,628,940	3.14	1,494,927	4.08

Total Deposits	7,321,920	2.18	7,291,143	2.28	7,727,461	3.00
FHLB advances	3,813,021	4.14	3,891,758	4.34	5,081,739	4.38
Security repurchase agreements	—		210,268	3.05	108,000	4.33
Other	248,610	3.22	248,635	3.79	300,183	5.11

Total interest-bearing liabilities	11,383,551	2.86	11,641,804	3.02	13,217,383	3.59
Other liabilities	1,566,294		1,505,267		1,555,048
Stockholders’ equity	1,082,499		1,117,686		913,059

Total liabilities and stockholders equity	$14,032,344		$14,264,757		$15,685,490

Average Balances, Yields and Rates
(Dollars in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2010		2009
		Annualized		Annualized
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate

Interest-Earning Assets:
Loans available for sale	$1,790,099	4.84%	$2,916,769	5.16%
Loans held for investment
Mortgage Loans	4,921,898	4.66	5,942,439	5.23
Commercial Loans	2,074,436	4.86	2,206,308	5.13
Consumer Loans	398,672	6.00	513,842	5.34

Loans held for investment	7,395,006	4.78	8,662,589	5.23
Securities classified as available for sale or trading	1,217,123	5.16	2,181,697	5.26
Interest-bearing deposits	957,982	0.23	223,324	1.08
Other	4,314	0.09	37,765	0.10

Total interest-earning assets	11,364,524	4.45	14,022,144	5.14
Other assets	2,656,241		2,144,571

Total assets	$14,020,765		$16,166,715

Interest-Bearing Liabilities:
Demand deposits	$378,900	0.54%	$289,247	0.49%
Savings deposits	708,550	0.90	511,812	1.51
Money market deposits	562,068	0.93	682,368	1.89
Certificates of deposits	3,368,775	2.89	4,016,177	3.84

Total retail deposits	5,018,293	2.21	5,499,604	3.20
Demand deposits	299,325	0.39	75,814	0.55
Savings deposits	106,292	0.64	85,547	0.84
Certificates of deposits	320,587	0.86	686,878	1.75

Total government deposits	726,204	0.63	848,239	1.55
Wholesale deposits	1,614,283	3.08	1,819,921	3.72

Total Deposits	7,358,780	2.25	8,167,764	3.15
FHLB advances	3,867,941	4.28	5,236,429	4.35
Security repurchase agreements	105,694	3.48	108,000	4.33
Other	265,620	4.06	266,212	4.84

Total interest-bearing liabilities	11,598,035	2.98	13,778,405	3.65
Other liabilities	1,422,085		1,509,696
Stockholders’ equity	1,000,645		878,614

Total liabilities and stockholders equity	$14,020,765		$16,166,715

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September, 2010	June, 2010	September, 2009

Loss before tax provision / benefit	$(17,896)	$(92,316)	$(178,624)

Provision for loan losses	51,399	86,019	125,544
Asset resolution	34,233	45,439	26,811
Other than temporary impairment on afs investments	—	391	2,875
Secondary marketing reserve provision	12,958	11,389	27,609
Write down of residual interests	4,665	4,312	50,689
Reserve increase for reinsurance	—	433	3,945

Total credit-related-costs:	103,255	147,983	237,473

Pre-tax, pre-credit-cost income	$85,359	$55,667	$58,849

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	September, 2010	September, 2009

Loss before tax provision / benefit	$(187,433)	$(374,744)

Add back:
Provision for loan losses	200,978	409,420
Asset resolution	96,245	69,660
Other than temporary impairment on afs investments	3,677	20,444
Secondary marketing reserve provision	51,174	66,278
Write down of residual interests	11,660	66,624
Reserve increase for reinsurance	433	24,846

Total credit-related-costs:	364,167	657,272

Pre-tax, pre-credit-cost income	$176,734	$282,528